                                                             EXHIBIT 99.5
August 13, 2004

Charles River Laboratories International, Inc.
251 Ballardvale Street
Wilmington, Massachusetts  01887

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

Reference is hereby made to the Agreement and Plan of Merger, dated as of June 30, 2004 (the "Merger Agreement"), by and among Charles River Laboratories International, Inc. ("Charles River"), Inveresk Research Group, Inc., Indigo Merger I Corp. and Indigo Merger II Corp.

I hereby consent to being named in the Registration Statement on Form S-4 to be filed by Charles River with the U.S. Securities and Exchange Commission in connection with the transactions provided for in the Merger Agreement, as a person who will become a director of Charles River at the effective time of the First Merger (as that term is defined in the Merger Agreement).


Very truly yours,


/s/ Dr. Walter S. Nimmo
----------------------------------
Dr. Walter S. Nimmo